FOR IMMEDIATE RELEASE
Contact: Kathleen M. Campbell, CFMP
Senior Vice President
15 S. Main Street
Mansfield, PA 16933
570-662-0422
570-662-8512 (fax)

August 20, 2003

Citizens Financial Services, Inc. Appoints Dr. John M. Thomas Interim CEO

Dr. John M. Thomas was appointed Interim CEO of Citizens Financial Services, Inc. and its subsidiary First Citizens National Bank at a regularly scheduled meeting of the Board of Directors on August 19, 2003.  Dr. Thomas has been a Director of the Corporation and the Bank since 1990.  Dr. Thomas previously served on the Board of Directors of Star Savings and Loan from 1969 to 1981 and returned in 1986 to become Chairman of the Board until 1990.  He was also a Board Member with Commonwealth Bank from 1981- 1985.

The Board will be appointing a "Selection Committee" to search for a successor CEO to Richard E. Wilber who will be retiring in the fourth quarter of this year.

Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Tioga, Bradford and Potter Counties. First Citizens National Bank has 15 offices located throughout these three counties.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding revenues, margins, operating expenses, earnings, growth rates, and certain business trends that are subject to risks and uncertainties that could cause actual results to differ materially from the results described herein. Specifically, the ability to grow product and service revenues may not continue and the company may not be successful in developing new products, product enhancements, or services on a timely basis or in a manner that satisfies customers needs or achieves market acceptance. Other factors that could cause actual results to differ materially are: competitive pricing and supply, market acceptance and success for service offerings, short-term interest rate fluctuations, general economic conditions, employee turnover, possible future litigation, and related uncertainties on future revenue and earnings as well as the risks and uncertainties set forth from time to time in the company's other public reports and filings and public statements. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.